Exhibit 1.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of December 14, 2023, is made by and among Heritage Insurance Holdings, Inc., a Delaware corporation (the “Company”), a Delaware corporation (the “Company”), and the Purchasers listed on Exhibit A hereto, together with their permitted transferees (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act.

B. The Purchasers, severally, and not jointly, desire to purchase from the Company, and the Company desires to sell to the Purchasers, upon the terms and conditions stated in this Agreement, shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), having an aggregate purchase price of up to $1,500,000, as more fully described in this Agreement.

C. The capitalized terms used herein and not otherwise defined have the meanings given them in Article 6.

AGREEMENT

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers (severally and not jointly) hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Closing.

(a) Purchase and Sale. At the closing of the transaction contemplated by this Agreement (the “Closing”), the Company will sell and issue to each Purchaser, and each Purchaser will, severally and not jointly, purchase from the Company, the number of Shares equal to (x) the dollar amount set forth opposite such Purchaser’s name on Exhibit A hereto under the heading “Subscription Amount” divided by (y) the Purchase Price, rounded down to the nearest whole share. At the Closing, Exhibit A to this Agreement shall be updated by the Company without the consent of the Purchasers to reflect the number of Shares purchased and the actual “Subscription Amount” (i.e. the product of the number of Shares purchased and the Purchase Price) for each Purchaser.

(b) Payment. At the Closing, each Purchaser will pay to an account designated by the Company, by wire transfer of immediately available funds, the amount set forth opposite their name on Exhibit A hereto under the heading “Subscription Amount”. The Company will (i) instruct its transfer agent, Computershare (the “Transfer Agent”) to credit each Purchaser the number of Shares purchased by the Purchaser pursuant to Section 1.1 hereof and (ii) on the Closing Date (defined below) deliver written notice from the Company’s Transfer Agent to each Purchaser evidencing the issuance to the Purchaser of the Shares on and as of the Closing Date. If the Closing does not occur by the Outside Date (as defined below) and any Purchaser shall have paid to the Company the amount set forth opposite its name on Exhibit A hereto under the heading “Subscription Amount,” then the Company shall promptly (but not later than one (1) Business Day thereafter) return to each Purchaser the amount set forth opposite such Purchaser’s name on Exhibit A hereto under the heading “Subscription Amount” and any book entries for the Shares shall be deemed repurchased and cancelled.

(c) Closing Date. The Closing will take place as soon as reasonably practicable after the December 14, 2023 but no later than December 21, 2023 (the “Outside Date”) (the date on which the Closing actually occurs, the “Closing Date”) and the Closing will be held remotely via the exchange of documents and signatures, or at such other place as agreed upon by the Company and the Purchasers.

ARTICLE 2

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Each Purchaser represents and warrants to the Company, severally and not jointly, with respect to itself and its purchase hereunder, that as of the Closing:

2.1 Investment Purpose. The Purchaser is purchasing the Shares for its own account and not with a present view, toward the public sale or distribution thereof and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of such Shares except as would not result in a violation of the Securities Act. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except pursuant to and in accordance with the Securities Act.

2.2 Information. The Purchaser has been furnished with all relevant materials relating to the business, finances and operations of the Company necessary to make an investment decision, and materials relating to the offer and sale of the Shares, that have been requested by the Purchaser, including, without limitation, the SEC Documents, and the Purchaser has had the opportunity to review the SEC Documents. The Purchaser has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in the Agreement. The Purchaser also specifically acknowledges that the Company would not enter into this Agreement or any related documents in the absence of such Purchaser’s representations and acknowledgments set out in this Agreement, and that this Agreement, including such representations and acknowledgments, are a fundamental inducement to the Company, and a substantial portion of the consideration provided by such Purchaser, in this transaction, and that the Company would not enter into this transaction but for this inducement.

2.3 Acknowledgement of Risk.

(a) The Purchaser acknowledges and understands that its investment in the Shares involves a significant degree of risk, including, without limitation, (i) the Purchaser may not be able to liquidate its investment; (ii) transferability of the Shares is extremely limited; (iii) in the event of a disposition of the Shares, the Purchaser could sustain the loss of its entire investment and (iv) such risks as more fully set forth in the SEC Documents;

(b) The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares; and

(c) The Purchaser has, in connection with the Purchaser’s decision to purchase the Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the information disclosed in the SEC Documents, and the Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, relied solely upon the advice of such Purchaser’s own counsel and has not relied upon or consulted any counsel to the Placement Agents or counsel to the Company.

2.4 Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

2.5 Transfer or Resale. The Purchaser understands that:

(a) the offer and sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities laws and, consequently, the Purchaser may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; or (ii) the Shares are sold or transferred pursuant to Rule 144 or another available exemption from the registration requirements of the Securities Act;

(b) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) is deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c) neither the Company nor any other Person is under any obligation to register the resale of the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

2.6 Legends.

(a) The Purchaser understands the book entries representing the Shares will bear a restrictive legend in substantially the following form, in addition to any other legend required by applicable state securities laws or as may be appropriate to legend any restrictions on transfer set forth in this Agreement (and a stop-transfer order may be placed against transfer of the book entries for such Shares):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

(b) To the extent the resale of any issued Shares is registered under the Securities Act pursuant to an effective Registration Statement, the Company agrees to promptly (i) authorize the removal of the legend set forth in Section 2.6(a) and any other legend not required by applicable law from such Shares, (ii) cause its Transfer Agent to issue such Shares without such legends to the holders thereof by electronic delivery at the applicable balance account at the Depository Trust Company and (iii) if required by the Company’s Transfer Agent or requested by a Purchaser, cause its counsel to issue a legal opinion to effect the removal of any restrictive legends. The Company’s obligation to remove legends under this Section 2.6(b) may be conditioned upon the Purchaser providing such customary representations and documentation as the Company or its legal counsel deems reasonably necessary in connection with the removal of restrictive legends (the “Representation Letter”), provided that the Company agrees to notify the Purchaser of any such necessary representations or documentation as soon as reasonably practicable (which shall generally be within one Business Day following a request by a Purchaser). With respect to any Shares for which restrictive legends are removed pursuant to this Section 2.6(b), the holder thereof agrees to only sell such Shares when and as permitted by the effective Registration Statement covering such resale and in accordance with applicable securities laws and regulations, or in accordance with Rule 144 or another available exemption from the registration requirements of the Securities Act. Prior to the Company and its Transfer Agent agreeing to the form of the Representation Letter, the Company shall allow the Purchasers to review and comment on such form. In no event shall a Purchaser be required, in the Representation Letter or otherwise, to represent, warrant, agree, acknowledge, or covenant for the Shares to be re-legended.

(c) The Purchaser may request that the Company remove, and the Company agrees to authorize the removal of any legend from any Shares issued to such Purchaser (i) following any sale, or certification by a Purchaser of the expected sale, of such Shares pursuant to Rule 144, or (ii) if such Shares are eligible for sale under Rule 144 following the expiration of the six-month holding requirement under subparagraphs (b)(1)(i) and (d) thereof and the in each case following receipt from the Purchaser of an appropriate certification to such effect. Following the time a legend is no longer required for the Shares under this Section 2.6(c), the Company will, no later than two Trading

Days following the delivery by a Purchaser to the Company or the Company’s Transfer Agent of the appropriate certifications that the applicable requirements have been satisfied deliver or cause to be delivered to such Purchaser a certificate or evidence of book entry representing such Shares that is free from all restrictive and other legends or, if requested by Purchaser, by crediting such Shares to the account of the Purchaser or its designee with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system (“DWAC Delivery”). The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

2.7 Authorization; Enforcement. The signature of the Purchaser on this Agreement is genuine and the signatory to this Agreement and has the legal competence and capacity to execute the same. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.8 Residency. Unless the Purchaser has otherwise notified the Company in writing, the Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

2.9 Accredited Investor Status. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

2.10 Beneficial Ownership. Each Purchaser represents that the purchase by such Purchaser of the Shares will not result in such Purchaser (individually or together with any other person with whom such Purchaser has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Company on a post-transaction basis that assumes that the Closing shall have occurred. Each Purchaser does not presently intend to, alone or together with others, make a public filing with the SEC to disclose that it has (or that it together with such other persons have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of the Company that it or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Company on a post-transaction basis that assumes that the Closing shall have occurred.

ARTICLE 3

COVENANTS

3.1 Expenses. The Company and each Purchaser shall be liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

3.2 Sales by Purchasers; Purchases Prior to the Closing. Each Purchaser will sell any Shares held by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. No Purchaser will make any sale, transfer or other disposition of the Shares in violation of federal or state securities laws.

ARTICLE 4

CONDITIONS TO CLOSING

4.1 Conditions to Obligations of the Company. The Company’s obligation to complete the purchase and sale of the Shares to each Purchaser at the Closing is subject to the waiver by the Company or fulfillment as of the Closing Date of the following conditions:

(a) Receipt of Funds. The Company shall have received immediately available funds in the full amount of the Subscription Amount for the Shares being purchased in the Closing hereunder as set forth opposite such Purchaser’s name on Exhibit A hereto.

(b) Representations and Warranties. The representations and warranties made by each Purchaser in Article 3 shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of the Closing Date (unless made as of a specified date therein, which such representations and warranties shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) as of such date).

(c) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d) No Governmental Prohibition. The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation.

(e) Closing of Public Offering. The Company shall have closed its proposed underwritten public offering of shares of common stock as separately disclosed to the Purchasers (the “Public Offering”).

4.2 Conditions to Purchasers’ Obligations. Each Purchaser’s obligation to complete the purchase and sale of the Shares is subject to the waiver by such Purchaser or fulfillment as of the Closing Date of the following conditions:

(a) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

(b) NYSE Qualification.

(ii) The Shares to be issued shall be duly authorized for listing by NYSE, subject to official notice of issuance, to the extent required by the rules of NYSE.

(c) No Governmental Prohibition. The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation.

(d) Transfer Agent Instructions. The Company will deliver to its Transfer Agent irrevocable instructions to issue to such Purchaser or in such nominee name(s) as designated by such Purchaser in writing such number of Shares set forth opposite such Purchaser’s name on Exhibit A hereto, and a copy of such instructions shall have been delivered to Purchaser.

(e) Absence of Litigation. No writ, order, stay, stipulation, determination, judgment or injunction (preliminary or permanent), award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order, executive order, decree, statute, rule or regulation of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining, preventing, or restraining, or seeking to enjoin, prevent or restrain, or which has effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting any of the transactions contemplated hereby, and no action or proceeding seeking to impose such injunction, prohibition or restrain shall have been, to the Company’s knowledge, threatened against the Company.

(f) Authorizations and Consents. The Company shall have obtained any and all authorizations, consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement, all of which shall be in full force and effect.

(g) No Stop Orders. No stop order shall have been imposed by NYSE, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

ARTICLE 5

DEFINITIONS

5.1 “Agreement” has the meaning set forth in the preamble.

5.2 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

5.3 “Closing” has the meaning set forth in Section 1.1(a).

5.4 “Closing Date” has the meaning set forth in Section 1.1(c).

5.5 “Common Stock” has the meaning set forth in Recital B to this Agreement.

5.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

5.7 “NYSE” means the New York Stock Exchange.

5.8 “Outside Date” has the meaning set forth in Section 1.1(c).

5.9 “Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

5.10 “Public Offering” means the Company’s proposed underwritten public offering of shares of common stock as separately disclosed to the Purchasers.

5.11 “Purchase Price” means (i) in the case of Raymond T. Hyer, the Public Offering price or (ii) in the case of Ernie Garateix and Whiting Family, LLC, $7.34, the closing price per share of Common Stock as reported on the NYSE on December 14, 2023.

5.12 “Purchasers” has the meaning set forth in the preamble.

5.13 “Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

5.14 “Rule 415” means Rule 415 promulgated under the Securities Act, or any successor rule.

5.15 “SEC” means the United States Securities and Exchange Commission.

5.16 “SEC Documents” means all of the reports, schedules, forms, statements, proxy statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act, which have been filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, and including all registration statements and prospectuses filed with the SEC.

5.17 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

5.18 “Selling Expenses” means all selling commissions applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for any holder.

5.19 “Shares” has the meaning set forth in Recital B to this Agreement.

5.20 “Staff” means the staff of the SEC.

5.21 “Trading Day” means a day on which the principal Trading Market is open for trading.

5.22 “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, Nasdaq, or the New York Stock Exchange (or any successors to any of the foregoing).

5.23 “Transaction Documents” means this Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

5.24 “Transfer Agent” has the meaning set forth in Section 1.1(b).

ARTICLE 6

GOVERNING LAW; MISCELLANEOUS

6.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suits, action, proceeding or judgement relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any suit, action or proceeding. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

6.3 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

6.4 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

6.5 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

6.6 Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased a majority of the Shares hereunder (or, prior to the Closing, the Company and each Purchaser) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment or waiver effected in accordance with this Section 6.6 shall be binding upon each Purchaser and holder of Shares and the Company. No consideration (including any modification of any Transaction Document shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.

6.7 Termination. In the event that the Public Offering has not priced by 6:30 p.m. Pacific Time on Friday, December 15, 2023, this Agreement shall automatically terminate and be of no further force or effect as of such time.

6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by email or facsimile if sent during normal business hours of the recipient, and if sent at a time other than during normal business hours of the recipient, then on the next business day (provided, with respect to notices sent by email so long as such sent email is kept on file by the sending party and the sending party does not receive an automatically generated message that such email could not be delivered to such recipient), (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to the Company:	Heritage Insurance Holdings, Inc. 1401 N. Westshore Blvd., Tampa, FL, 33607 Attn: Kirk Lusk Email: klusk@heritagepci.com

With a copy to:	Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 | Fort Lauderdale, FL 33301 Attn: Flora Perez Email: perezf@gtlaw.com

If to a Purchaser: To the address set forth immediately below such Purchaser’s name on the signature pages hereto. Each party will provide prompt written notice to the other parties of any change in its address.

6.9 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, and no Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

6.10 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.11 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.12 Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

6.13 Equitable Relief. The Company acknowledges and agrees that the Company’s failure to perform or discharge any of its obligations under this Agreement will result in irreparable damage to the Purchasers and that monetary damages, even if available, would provide inadequate relief to the Purchasers. The Company therefore agrees that the Purchasers are entitled to seek temporary and permanent injunctive relief, including specific performance, in any such case and waives any requirement for the posting of a bond. Each Purchaser also acknowledges and agrees that its failure to perform or discharge any of its obligations under this Agreement will result in irreparable damage to the Company and that monetary damages, even if available, would provide inadequate relief to the Company. Each Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief, including specific performance, in any such case and waives any requirement for the posting of a bond.

6.14 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group (within the meaning of Section 13(d)(3) of the Exchange Act), or are deemed affiliates with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers. Notwithstanding anything to the contrary in the foregoing, each of the Purchasers has been advised, and is being advised by this Agreement, to consult with an attorney before executing this Agreement, and each Purchaser has consulted (or had an opportunity to consult) with counsel of such Purchaser’s choice concerning the terms and conditions of this Agreement for a reasonable period of time prior to the execution hereof and thereof.

6.15 No Waiver of Rights. All waivers hereunder must be made in writing and executed by the party against whom enforcement of such waiver is sought, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

6.16 Waiver of Conflicts. Each Purchaser acknowledges that Greenberg Traurig, P.A., outside general counsel to the Company, may have in the past performed and may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Greenberg Traurig, P.A inform the Purchasers hereunder of this representation and obtain their consent. Greenberg Traurig, P.A has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. Each Purchaser hereby (a)

acknowledges that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the Financing, Greenberg Traurig, P.A has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Greenberg Traurig, P.A representation of the Company in the Financing.

6.17 Payments. All payments made by or on behalf of the Company or any of their affiliates to any Purchaser or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Securities Purchase Agreement to be duly executed as of the date first above written.

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Kirk Lusk
Name:	Kirk Lusk
Title:	Chief Financial Officer

PURCHASERS: Raymond T. Hyer

/s/ Raymond T. Hyer
Name:	Raymond T. Hyer
Address:	3919 E. 7th Ave, Tampa, Florida 33605
Email:

Whiting Family, LLC

/s/ Paul L. Whiting
By:	Paul L. Whiting, President
Address:	1401 N. Westshore Blvd.
Tampa, Florida 33607
Email:

Ernie Garateix

/s/ Ernie Garateix
Name:	Ernie Garateix
Address:	1401 N. Westshore Blvd.
Tampa, Florida 33607
Email:

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Subscription Amount	Shares
Raymond T. Hyer	$1,000,000.00	148,148
Whiting Family, LLC	$300,000	40,871
Ernie Garateix	$200,000	27,247
Total:	$1,500,000.00	216,266